Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 2nd, 2005, is by and between Vintacom Acquisition Company, ULC, an Alberta Unlimited Liability Company (“Vintacom”), and Brad Hogg (“Executive”).

WHEREAS, CGI Holding Corporation, d/b/a Think Partnership Inc., is a publicly traded Nevada corporation having its headquarters in the State of Illinois (“THK”) and Vintacom is a wholly-owned subsidiary of THK; and

WHEREAS, Vintacom desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Employment.  Vintacom hereby employs Executive, and Executive accepts such employment, in accordance with the terms and conditions hereinafter set forth.

2.             Duties.  Executive shall be employed as President of Vintacom, at its principal offices at 210 10335 178 Street, Edmonton, Alberta, Canada T5S 1R5 or at other offices designated by Vintacom, subject to such travel as the rendering of services hereunder may require, and Executive shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board of Directors of Vintacom (the “Board”) in connection with the conduct of Vintacom’s businesses (the “Business”). Executive will report directly to the President of THK and the Chief Operating Officer of THK. The duties of Executive shall be those that are customarily performed by a president of the same or similar title in a company with similar revenues, together with such duties that may from time to time be requested provided such additional duties are reasonably related to the scope of employment of Executive.  Notwithstanding the foregoing, the parties acknowledge and agree that, as President, Executive shall operate Vintacom consistently with Section 7.2 of that certain Agreement, of even date herewith, by and among THK, Vintacom, Vintacom Holdings, Inc., certain shareholders of Vintacom and Brad Hogg, as Agent.

3.             Extent of Services.  Executive shall devote his entire time and best efforts to the Business and shall not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity; provided, however, that the provisions of this Section 3 shall not be construed as preventing Executive from engaging in a reasonable level of charitable activities nor investing his personal assets in businesses which do not compete with THK, Vintacom or the Business, in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor.

4.             Compensation.  For all services rendered by Executive under this Agreement, Vintacom shall pay Executive for the period from and after the date of this Agreement through the three (3) year anniversary of the date of this Agreement, an annual base compensation in an amount equal to $300,000 CDN.  Any raises or bonuses paid to Executive during the term of his employment shall be solely within the discretion of the Board. Executive shall be paid in accordance with the customary payroll practices of Vintacom, subject to such deductions and withholdings as may be required by law or agreed to by Executive. During the term of his employment, Executive shall generally be entitled to participate in benefit plans or programs which are generally made available to Vice Presidents of THK’s WebSourced, Inc. subsidiary (“WebSourced”), subject to all of the rules, regulations, terms and conditions applicable thereto.  A general summary of WebSourced’s generally available Vice Presidents benefits as currently in effect is attached hereto as Attachment A. Vintacom shall have the right at any time to put into place arrangements pursuant to which some or all of Executive’s compensation and/or benefits set forth above shall be provided to Executive by or through THK or other companies affiliated with THK and Vintacom (rather than directly by Vintacom), and Executive shall fully cooperate with such arrangements and shall promptly sign such documents and take all such other actions as shall be deemed necessary by the legal counsel for Vintacom in order to facilitate such arrangements, provided that such arrangements shall not in any event reduce any of the compensation, benefits and perks to which Executive is entitled under this Agreement as of the signing hereof.

5.             Term.  This Agreement shall commence on the date first set forth above and shall continue until the three (3) year anniversary of the date hereof, unless earlier terminated in accordance with Section 6 of this Agreement.

6.             Termination of Employment.

(a)           Death or Disability of Executive.  The employment of Executive under this Agreement shall terminate upon his death or, at the option of Vintacom, if Executive shall be prevented from fully performing his duties hereunder as a result of his disability or illness for a continuous period of one hundred eighty (180) days, and Executive shall only be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event.

(b)           By Relocation.  In the event that Executive’s duties require relocation to another geographic location, Executive declines to accept such transfer to such other geographic location and a suitable position cannot be arranged at Executive’s current location (in Executive’s sole discretion), then Executive’s employment hereunder shall be deemed terminated without cause effective ninety (90) days after the notice to Executive of the request for relocation, and Executive shall only be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event, provided that this shall not affect Executive’s right to receive any compensation or consideration under any other Agreement with Vintacom or THK.  Vintacom agrees that it shall not require Executive to relocate outside of the Edmonton metropolitan area during the initial three (3) year term (the “Initial Term”) of this Agreement unless Vintacom shall become insolvent during the Initial Term.

(c)           Termination “For Cause”.  Vintacom shall have the right to terminate the employment of Executive under this Agreement “For Cause,” as such term is defined below, at any time without further liability or obligations to Executive, excepting only that Executive shall be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event. For purposes of this Agreement, “For Cause” shall refer to any of the following events as determined in the judgment of the Board: (1) Executive’s repeated gross neglect of or negligence in the performance of his duties; (2) Executive’s failure or refusal to follow instructions given to him by the Board or the Board of Directors of THK; (3) Executive’s repeated violation of any provision of THK’s or Vintacom’s Bylaws or of their other stated policies, standards, or regulations; (4) Executive being investigated, indicted, convicted or plea bargaining in regard to any criminal offense, other than minor traffic violations, based on Executive’s conduct occurring during the term of this Agreement; (5) Executive’s violation or breach of any material term, covenant or condition contained in this Agreement; or (6) failure of Executive to perform his assignments and duties hereunder at a level that is deemed to be acceptable by THK’s Chief Executive Officer, which failure continues for more than thirty (30) days following receipt of written notice from THK’s Chief Executive Officer.

(d)           Accrued Salary.  In the event that Vintacom or Executive terminates this Agreement for any reason whatsoever, Executive shall be paid (less all applicable deductions) all earned and accrued base compensation due to Executive for services rendered up to the date of termination.

(e)           Severance Payment.  Except in the case of termination pursuant to Section 6(a) (death or disability of Executive), Section 6(b) (relocation), or Section 6(c) (For Cause), in the event that Vintacom terminates this Agreement Executive shall be paid on the date of termination a severance amount equal to all amounts of his annual base compensation, less all applicable deductions, that would have become due and owing to Executive through the three year anniversary of the date of this Agreement, as if Executive’s employment with Vintacom had not been terminated prior thereto.

7.             Non-Competition and Non-Solicitation.

(a)           Executive’s acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and the provisions of this Section 7 are reasonable and necessary to protect the Business.

(b)           In consideration of the foregoing acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Vintacom, Executive covenants that he will not, during the term of this Agreement and for a period of one (1) year thereafter, directly or indirectly:

(1)           except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, any business whose products or services compete in whole or in part with the products or services of Vintacom or THK existing at the time Executive’s employment under this Agreement is terminated; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(2)           whether for Executive’s own account or for the account of any other person, solicit business of the same or similar type of business then being carried on by Vintacom or THK, from any person or entity known by Executive to be a customer of Vintacom or THK, whether or not Executive had personal contact with such person or entity during and by reason of Executive’s employment with Vintacom;

(3)           whether for Executive’s own account or the account of any other person (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of Vintacom or THK at any time during the term of this Agreement or in any manner induce or attempt to induce any employee of Vintacom or THK to terminate his employment with Vintacom or THK, or (ii) interfere with Vintacom’s or THK’s relationship with any person or entity, including any person or entity who at any time during the term of this Agreement was an employee, contractor, supplier or customer of Vintacom or THK; or

(4)           at any time during or after the term of this Agreement, disparage Vintacom, THK or any subsidiary of THK, or any of their respective shareholders, directors, officers, employees or agents.

(c)           If any covenant of this Section 7 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Executive.

(d)           Executive acknowledges and agrees that should Executive transfer between or among Vintacom and any of its affiliated companies including, without limitation, any parent, subsidiary or other corporately related entity (a “Vintacom Affiliate”) wherever situated, or otherwise become employed by any Vintacom Affiliate, or should he be promoted or reassigned to functions other than the duties set forth in this Agreement, or should Executive’s compensation and benefit package change (either higher or lower), the terms of this Section 7 shall continue to apply with full force.

(e)           In the event Executive employment is terminated by Vintacom other than pursuant to Section 6(a), Section 6(b), or Section 6(c), Executive may, in his sole discretion, elect to waive any severance payment which may otherwise be due and owing to Executive pursuant to Section 6(e) above in exchange for Vintacom’s agreement that the restrictions of Section 7(b)(1) shall be deemed null and void and unenforceable against Executive and Vintacom shall not attempt to enforce the same.

(f)            Executive agrees and acknowledges that Vintacom does not have an adequate remedy at law for the breach or threatened breach by Executive of this Section 7 and agrees that Vintacom may, in addition to the other remedies which may be available to it under this Agreement, file suit in equity to enjoin Executive from such breach or threatened breach.

8.             Certain Representations.  Executive acknowledges that as a publicly traded company functioning under the recently enacted Sarbanes-Oxley Act, THK and its subsidiaries including

Vintacom are subject to close scrutiny regarding their activities, internal financial controls, and public comments and disclosures. To appropriately protect THK and its subsidiaries, including Vintacom, Executive expressly acknowledges and agrees as follows:

(a)           Executive’s employment by Vintacom shall be full-time employment. Except as expressly provided herein, during the period of such employment by Vintacom, Executive shall not have, provide or perform any work, advice, assistance, consultation, analysis, input, participation, or interest whatsoever (including but not limited to any financial interest, direct or indirect, legal or beneficial) in or for the benefit of any corporation, partnership, joint venture, limited liability company, sole proprietorship, or any other entity whatsoever, whether for-profit or non-profit and regardless of whether or not such entity competes against the Business, excepting volunteer activities for local churches or schools and passive real estate investments or investments in publicly traded stocks provided that such volunteer activities and investments do not interfere with the performance of Executive’s work for Vintacom.

(b)           During and following any termination of Executive’s employment by Vintacom for any reason and under any circumstances whatsoever:

(1)           Executive shall refrain from making any public or private disclosures regarding Vintacom, THK, any subsidiary of THK or their respective officers, directors, employees or shareholders, except disclosures of such information as may have been publicly disclosed by THK or its subsidiaries including Vintacom from time to time in press releases or in filings with the U.S. Securities and Exchange Commission, and except as may be required by applicable law or court order; and

(2)           Executive shall refrain from making public or private disparaging remarks regarding the Business, Vintacom, THK, any subsidiary of THK or their respective officers, directors, employees or shareholders, or THK’s common stock.

(c)           Executive further represents, warrants and covenants as follows:

(1)           that Executive is not subject to any contract, non-compete agreement, decree or injunction which prohibits or restricts his performance of the duties set forth herein with Vintacom, the continued operation of Vintacom’s business or the expansion thereof to other geographical areas, customers and suppliers or lines of business; and

(2)           that no claims or lawsuits are pending at the time of this Agreement against Executive or any corporation or other entity wherein he was or is an officer or director.

(d)           If during the period of his employment by Vintacom, Executive violates this Section 8 or any of the representations, warranties and covenants made by Executive in this Section 8 prove to be false, then following discovery of the violation or falsehood, Executive shall immediately pay and turn over to Vintacom any and all software, software programs, other work product, copyrights, domain names, contract rights, accounts receivable, cash, stock, options, warrants, membership interests, other interests, salary, bonuses, royalties, commissions, fees and any and all other assets, consideration and compensation of any nature whatsoever which has been obtained by Executive or any of his immediate family members or affiliates (directly or indirectly, legally or beneficially) in regard to such violation.

9.             Nondisclosure of Proprietary Information.  Executive shall not, either during or after his employment with Vintacom, disclose to anyone outside Vintacom or use other than for the purpose of the Business, any Proprietary Information or any information received in confidence by Vintacom from any third party. For purposes of this Agreement, “Proprietary Information” is information and data, whether in oral, written, graphic, or machine-readable form relating to Vintacom’s past, present and future businesses, including, but not limited to, computer programs, routines, source code, object code, data, information, documentation, know-how, technology, designs, procedures, formulas, discoveries, inventions, trade secrets, improvements, concepts, ideas, product plans, research and development, personnel information, financial information, customer lists and marketing programs and including, without limitation, all documents marked as confidential or proprietary and/or containing such information, which Vintacom has acquired or developed and which has not been made publicly available by Vintacom or by third parties in a manner that is not in violation of any written agreement to not disclose such information or materials.

10.           Return of Documents.  Upon the termination of Executive’s employment with Vintacom or upon the earlier request of Vintacom, Executive shall return to Vintacom all materials belonging to Vintacom, including all materials containing or relating to any Proprietary Information in any written or tangible form that Executive may have in his possession or control.

11.           Ownership of Work Product.  Executive hereby assigns to Vintacom his entire right, title and interest in all “Developments”.  “Developments” means any idea, invention, design of a useful article (whether the design is ornamental or otherwise), computer program including source code and object code and related documentation, and any other work of authorship, or audio/visual work, written, made or conceived solely or jointly by Executive during Executive’s employment with Vintacom, whether or not patentable, subject to copyright or susceptible to other forms of protection that relate to the actual or anticipated businesses or research or development of Vintacom, or are suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of Vintacom. Executive acknowledges that the copyrights in Developments created by him in the scope of his employment belong to Vintacom by operation of the law, or may belong to a customer of Vintacom pursuant to a contract between Vintacom and such customer. In connection with any of the Developments assigned above, Executive agrees to promptly disclose them to Vintacom, and Executive agrees, on the request of Vintacom, to promptly execute separate written assignments to Vintacom and to do all things reasonably necessary to enable Vintacom to secure patents, register copyrights or obtain any other forms of protection for Developments in the United States and in other countries. In the event Vintacom is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints Vintacom and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon, with the same legal force and effect as if executed by Executive. Vintacom, its subsidiaries, licensees, successors and assigns (direct or indirect), are not required to designate Executive as the inventor or author of any Development, when such Development is distributed publicly or otherwise. Executive waives and releases, to the extent permitted by law, all of his rights to such designation and any rights concerning future modifications of such Developments.

12.           Possession of Other Materials.  Executive represents that he will not use in the performance of Executive’s responsibilities for Vintacom, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided Vintacom with a copy thereof.

13.           Assignment.  This Agreement may not be assigned by Executive under any circumstances. This Agreement may be assigned by Vintacom, or to any successor of Vintacom in connection with a merger, consolidation, or sale of all or substantially all of the assets of Vintacom or THK, so long as such assignee assumes all of Vintacom’s obligations hereunder.

14.           Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, to the following address:

To Executive:	Brad Hogg
Vintacom Holdings Inc.
210 10335 178 Street
Edmonton, Alberta Canada
T5S 1R5

To Vintacom:	Think Partnership Inc.
Attention: Chief Executive Officer
5 Revere Drive, Suite 510
Northbrook, IL 60062

With a copy to:	Shefsky & Froelich Ltd.
Attention: Michael J. Choate
111 East Wacker Drive, Suite 2800
Chicago, Illinois 60601

or to such other address as either Executive or THK may give to the other from time to time by written notice in the manner set forth above.

15.           Waiver of Breach.  Any waiver by Vintacom or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

16.           Choice of Law, Jury Waiver.  This Agreement shall be deemed to have been made in the State of Illinois, and shall take effect as an instrument under seal within Illinois.  The validity, interpretation and performance of this Agreement, and any and all other matters relating to Executive’s employment and separation of employment from Vintacom shall be governed by, and construed in accordance with the internal law of Illinois, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim (jointly “Action”) relating to (i) Executive’s employment and separation of his employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be commenced in Illinois in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Illinois and that material witnesses and documents would be located in Illinois. Both parties further agree that any Action shall be tried by a Judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

17.           Entire Agreement.  This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior or contemporary agreements or understandings, whether written or oral with respect thereto.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision in the Agreement.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:		VINTACOM ACQUISITION COMPANY, LLC

By:	/s/ Brad Hogg	By:	/s/ Gerard M. Jacobs
Name:	Brad Hogg	Name:	Gerard M. Jacobs
		Title:	President

Attachment “A”

Summary of WebSourced’s Vice Presidents’ Benefits as of December, 2005

1.             Medical insurance where a PPO or HMO plan is offered

2.             Dental and vision insurance

3.             Fifteen (15) vacation days per year

4.             Ten (10) paid holidays per year

5.             Company paid supplemental policies including Accident, Personal Recovery, Disability and Cancer insurance

6.             Short Term Disability coverage

7.             Company paid Long Term Disability

8.             Company paid executive life insurance plan with a death benefit of five times Executive’s annual salary up to a maximum of $500,000.00